Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 11, 2023 by and among The Howard Hughes Corporation, a Delaware corporation (the “Company”), Howard Hughes Holdings Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HHC”), and HHC Merger Sub Co., a Delaware corporation and a direct wholly owned subsidiary of HHC (“Merger Sub”).

RECITALS

WHEREAS, the Company desires to reorganize into a holding company structure through the merger (the “Merger”) of Merger Sub with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of HHC, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, at the Effective Time (as defined herein) of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be converted into one share of common stock, par value $0.01 per share, of HHC (the “HHC Common Stock”);

WHEREAS, the shares of HHC Common Stock shall have the same rights, powers, and preferences, and the qualifications, limitations, and restrictions thereof, as the shares of Company Common Stock;

WHEREAS, the Amended and Restated Certificate of Incorporation of HHC (“HHC A&R Charter”) and the Amended and Restated Bylaws of HHC (“HHC A&R Bylaws”), each as in effect immediately following the Effective Time, shall contain provisions identical to the Second Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), respectively, each as in effect immediately prior to the Effective Time, other than as permitted by Section 251(g) of the DGCL;

WHEREAS, HHC and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than HHC’s ownership of Merger Sub and nominal capital), and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto;

WHEREAS, at or promptly following the Effective Time, the Company and HHC will enter into an assignment and assumption agreement (the “Assignment and Assumption Agreement”), pursuant to which, among other things, the Company will, at the Effective Time, transfer to HHC, and HHC will assume, from and after the Effective Time, sponsorship of the Stock Incentive Plans, the Award Agreements, and the Other Agreements and Plans (each as defined below) and all of the Company’s rights and obligations thereunder;

WHEREAS, the directors of the Company immediately prior to the Effective Time will cease to be directors of the Company and shall instead be the directors of HHC immediately following the Effective Time;

WHEREAS, at the Effective Time, the Company Charter and the Company Bylaws shall be amended and restated as set forth in this Agreement and as required by Section 251(g) of the DGCL;

WHEREAS, the parties intend that, for United States federal income tax purposes, (i) the Merger qualify as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and (iii) the stockholders of the Company not recognize gain or loss in connection with the Merger; and

WHEREAS, the respective boards of directors of each of the Company and HHC have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and the sole director of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger; (ii) resolved to submit the adoption of this Agreement and the transactions completed hereby, including, without limitation, the Merger, to Merger Sub’s sole stockholder; and (iii) recommended that Merger Sub’s sole stockholder vote in favor of the adoption of this Agreement and the transactions completed hereby, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the premises and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, HHC, and Merger Sub hereby agree as follows:

Section 1.          The Merger. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Sections 251(g) and 259 of the DGCL.

Section 2.          Effective Time. As soon as practicable after the execution and delivery of this Agreement and adoption of this Agreement by the sole stockholder of Merger Sub, the Company shall file with the Office of the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in the form attached hereto as Exhibit A, executed in accordance with the applicable provisions of the DGCL, and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such later date and time as set forth in the Certificate of Merger (the date and time that the Merger becomes effective, the “Effective Time”).

Section 3.          Surviving Corporation Certificate of Incorporation. From and after the Effective Time, the Company Charter shall be amended and restated in the Merger by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (the “Surviving Corporation Charter”).

Section 4.          Surviving Corporation Bylaws. From and after the Effective Time, the Company Bylaws shall be amended and restated in the Merger in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (the “Surviving Corporation Bylaws”).

Section 5.          Directors.

(a)            Company. The directors of the Company in office immediately prior to the Effective Time shall (i) prior to the Effective Time, elect successor directors to hold office as of the Effective Time (the “Successor Directors”) and (ii) as of the Effective Time, cease to be the directors of the Surviving Corporation. The Successor Directors shall hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and the Surviving Corporation Bylaws, or as otherwise provided by law.

(b)            HHC. The directors of the Company in office immediately prior to the Effective Time shall be the directors of HHC upon the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the HHC A&R Charter and the HHC A&R Bylaws, or as otherwise provided by law.

Section 6.          Officers.

(a)            Company. The officers of the Company in office immediately prior to the Effective Time shall remain the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

(b)            HHC. The officers of the Company in office immediately prior to the Effective Time shall be the officers of HHC upon the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the HHC A&R Charter and HHC A&R Bylaws, or as otherwise provided by law.

Section 7.          Additional Actions. Subject to the terms of this Agreement, the parties shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Sections 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments, and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 8.          Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, HHC, Merger Sub, or any holder of any securities thereof:

(a)            Conversion of Outstanding Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of HHC Common Stock.

(b)            Conversion of Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)            Conversion of Company Common Stock Held in Treasury. Each share of Company Common Stock that is issued but not outstanding and held in the Company’s treasury immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of HHC Common Stock, to be held in HHC’s treasury immediately after the Effective Time.

(d)            No Further Ownership Rights of Company Common Stock. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall be cancelled and cease to be outstanding, such conversion to be deemed paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, except, in all cases, as set forth in Section 12 and Section 251(g) of the DGCL. From and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the transfer books of the Surviving Corporation. If, after the Effective Time, any certificate that immediately prior to the Effective Time represented shares of Company Common Stock (a “Certificate”) is presented to the Surviving Corporation or its transfer agent for any reason, such Certificate shall be cancelled and exchanged as provided in Section 12.

Section 9.          Assumption of Stock Incentive Plans, Award Agreements, and Other Agreements and Plans. At the Effective Time, pursuant to this Agreement and the Assignment and Assumption Agreement, the Company will assign to HHC, and HHC will: (i) assume sponsorship of, and all of the Company’s rights and obligations under, all of the Company’s Stock Incentive Plans (as defined in the Assignment and Assumption Agreement); (ii) assume and agree to perform all obligations of the Company pursuant to each equity-based award agreement, program, sub-plan, notice, and/or similar agreement entered into or issued pursuant to the Stock Incentive Plans, and each outstanding award granted or assumed thereunder, including, without limitation, each outstanding Option, Restricted Stock, or RSU award (each, as defined below) (collectively, the “Award Agreements”); and (iii) assume and agree to perform all obligations of the Company pursuant to each of the other agreements and plans (the “Other Agreements and Plans”) listed on Exhibit A to the Assignment and Assumption Agreement.

(a)            Options. At the Effective Time, each unexercised and unexpired option to purchase shares of Company Common Stock (collectively, the “Options”) then outstanding under any of the Stock Incentive Plans, whether or not then exercisable, shall, by virtue of this Agreement and the Assignment and Assumption Agreement, and without any action on the part of the holder thereof, be assumed by HHC. Each Option so assumed by HHC will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Stock Incentive Plan and any agreements in effect thereunder immediately prior to the Effective Time, including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per-share exercise price, except that each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of HHC Common Stock equal to the number of shares of Company Common Stock that were subject to such Option immediately prior to the Effective Time.

(b)            Restricted Stock. At the Effective Time, each share of Company Common Stock granted under the Stock Incentive Plans then outstanding that remains subject to vesting or other lapse restrictions (collectively, the “Restricted Stock”) shall, by virtue of this Agreement and the Assignment and Assumption Agreement, and without any action on the part of the holder thereof, be assumed by HHC. Each share of Restricted Stock so assumed by HHC will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Stock Incentive Plan and any agreements thereunder in effect immediately prior to the Effective Time (including, without limitation, the vesting or other lapse restrictions (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby)), except that each share of Restricted Stock will be converted into one restricted share of HHC Common Stock, and each such share of Restricted Stock shall otherwise be treated in the same manner as each other share of Company Common Stock hereunder.

(c)            Restricted Stock Units. At the Effective Time, each restricted stock unit granted under the Stock Incentive Plans that is then outstanding (collectively, the “RSUs,” which for the avoidance of doubt includes RSUs subject to either time-based vesting or performance based vesting conditions, whether settlement is in equity or cash, and deferred stock units) shall, by virtue of this Agreement and the Assignment and Assumption Agreement, and without any action on the part of the holder thereof, be assumed by HHC. Each RSU so assumed by HHC will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Stock Incentive Plan and any agreements thereunder immediately in effect prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby)), except that each RSU based on Company Common Stock will be converted into an RSU subject to that number of shares of HHC Common Stock equal to the number of shares of Company Common Stock that were subject to such RSU immediately prior to the Effective Time.

Section 10.        No Change of Control. The Company and HHC agree that the Merger does not constitute a “Change of Control” or “Change in Control” or event of similar import under the Stock Incentive Plans, the Award Agreements, or any Other Agreement or Plan.

Section 11.        Reservation of Shares. On or prior to the Effective Time, HHC will reserve sufficient shares of HHC Common Stock to provide for the issuance of HHC Common Stock under the Stock Incentive Plans, including upon exercise of Options outstanding under the Stock Incentive Plans, if applicable.

Section 12.        Stock Certificates. From and after the Effective Time until thereafter surrendered to HHC or its transfer agent for transfer or exchange in the ordinary course, each Certificate shall be deemed for all purposes to evidence ownership of and to represent the shares of HHC Common Stock into which the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement, and each such Certificate shall be so registered on the books and records of HHC and its transfer agent. From and after the Effective Time, upon the surrender to HHC or its transfer agent for transfer or exchange in the ordinary course of any Certificate, HHC shall issue or cause to be issued a new certificate representing the class and number of shares of HHC Common Stock previously represented by such Certificate to the person or persons or entity or entities entitled thereto. If any Certificate shall have been lost, stolen, or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such Certificate to be lost, stolen, or destroyed and the providing of an indemnity by such person or entity to HHC, in form, substance, and amount reasonably satisfactory to HHC, against any claim that may be made against it with respect to such Certificate, HHC shall issue or cause to be issued to such person or entity, in exchange for such lost, stolen, or destroyed Certificate, a new certificate representing the class and number of shares of HHC Common Stock into which the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement.

Section 13.        HHC Shares. Prior to the Effective Time, the Company and HHC shall take any and all actions as are necessary to ensure that each share of capital stock of HHC that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding from and after the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

Section 14.        No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

Section 15.        Tax Treatment. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Merger is also intended to constitute an exchange described in Section 351(a) of the Code. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify for the foregoing treatment, and shall not knowingly take any action or cause or permit any action to be taken which could reasonably be expected to prevent the Merger from qualifying for such treatment. Each party hereto shall file all tax returns (including amended returns and claims for refunds) in a manner consistent with such treatment and shall use its reasonable best efforts to sustain such treatment in any subsequent tax audit or dispute.

Section 16.        Termination. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and none of the Company, HHC, Merger Sub, or any of their respective stockholders, directors, or officers shall have any liability with respect to such termination or abandonment.

Section 17.        Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended, or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement; provided, however, that no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

Section 18.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 19.        Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and all of which shall constitute one and the same agreement. Facsimile copies or “PDF” or similar electronic data format copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 20.        Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 21.        Severability. The provisions of this Agreement are severable, and in the event that any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, the Company, HHC, and Merger Sub have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

THE HOWARD HUGHES CORPORATION

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Executive Officer

HOWARD HUGHES HOLDINGS INC.

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Executive Officer

HHC MERGER SUB CO.

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

CERTIFICATE OF MERGER

See attached.

A-1

EXHIBIT B

SURVIVING CORPORATION BYLAWS

See attached.

B-1